Exhibit 99.1

News Release	JBT Corporation
70 W. Madison Suite 4400 Chicago, IL 60602
For Release: IMMEDIATE

Investors:	Debarshi Sengupta	+1 312. 861.6933
Media:	Jeff Miller	+1 312. 861.6461

JBT Corporation Reports Third Quarter 2012 Results

Highlights (Continuing Operations):

o	Inbound orders and backlog increased substantially both year-over-year and sequentially

o	Segment operating profit margin of 8.5 percent expanded 120 basis points over last year

o	Strong cash flow generated from operating activities resulted in record low level of debt, net of cash, of $92 million at quarter-end

o	Diluted earnings per share from continuing operations of $0.21, as revenue declined due to a shift in delivery schedules of several orders

o	Full-year diluted earnings per share guidance updated to $1.22 to $1.28

CHICAGO, November 5, 2012—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported third quarter 2012 results.

Revenue for the third quarter was $205.3 million, a decline of 9 percent in constant currency from the prior-year quarter.  This decline was primarily due to shifts in delivery schedules of several orders.  Higher gross profit margins drove an increase in segment operating profit to $17.4 million.  As a result, segment operating profit margin rose to 8.5 percent, an expansion of 120 basis points over last year.  Despite the improved performance at the segment level, consolidated operating income for the third quarter was $10.3 million, down 28 percent from last year’s third quarter.  This decrease was largely attributable to $3.6 million in mark-to-market gains on foreign currency transactions recognized in the third quarter of last year, compared to a $0.1 million loss in the same period this year.  Third quarter diluted earnings per share from continuing operations was $0.21, compared to $0.28 in the third quarter of 2011.  Year-to-date cash generated from operating activities was $68.6 million, resulting in a record low level of debt, net of cash, of $92.4 million at quarter-end.

“We are pleased with the margin expansion, strong cash flow and healthy order activity in the third quarter, as well as our backlog position at quarter-end.  As discussed on our October 23rd preliminary results conference call, a shift in delivery schedules resulted in earnings that fell short of our expectations,” said Charlie Cannon, Chairman and Chief Executive Officer.  “We are projecting a record fourth quarter performance given our current backlog position and our expectations for continued savings from our cost reduction initiatives.  However, as a result of lower than previously forecasted sales volume and further shifts in delivery schedules to 2013 of certain large orders, as also previously announced on our October 23rd call, we have updated our full-year earnings guidance range to $1.22 to $1.28,” concluded Cannon.

JBT Corporation
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JBT FoodTech

JBT FoodTech’s third quarter revenue of $117.1 million decreased 6 percent in constant currency from the same period in 2011.  An increase in freezing and chilling and protein processing equipment sales in Europe was more than offset by lower revenue from the same products in North America and Asia Pacific.  The lower revenue largely reflects shifts in delivery schedules of orders totaling approximately $11 million across several regions and product lines.  Despite the lower revenue, segment operating profit of $9.0 million increased 15 percent in constant currency from the prior-year quarter.  Segment operating profit margin increased by 135 basis points to 7.7 percent, mainly as a result of savings from cost reduction initiatives announced in January 2012.  Segment inbound orders of $135.7 million increased 8 percent year-over-year, primarily driven by strong order activity in freezing and chilling and protein processing equipment across Europe, North America and Asia Pacific, partially offset by lower order volume for in-container equipment.  Backlog of $173.1 million increased 36 percent from the third quarter of 2011 and 12 percent sequentially.

JBT AeroTech

JBT AeroTech’s third quarter revenue of $88.0 million decreased 11 percent from the same period in 2011.  Fewer automated systems projects and lower revenue from gate equipment projects largely drove the revenue decline.  The lower revenue largely reflects shifts in project and delivery schedules for gate equipment and ground support equipment totaling approximately $15 million.  Despite the lower revenue, segment operating profit margin expanded 70 basis points to 9.5 percent.  The margin expansion was driven mainly by higher gross margins in gate equipment resulting from a stronger mix of higher margin ancillary equipment and higher margins on parts.  Third quarter inbound orders of $122.8 million increased 47 percent from the prior year, predominantly due to a pick-up in gate equipment orders in line with our expectations.  Backlog of $170.8 million was lower than the prior-year period by $12.2 million.

Corporate Items

Corporate items, excluding net interest expense were $7.1 million in the third quarter, an increase of $4.5 million from the same period in 2011.  The increase was primarily a result of $3.7 million in unfavorable mark-to-market adjustments on foreign currency positions.

Cash generated by operating activities in the quarter was $20.4 million.  The Company ended the quarter with a record low level of debt, net of cash, of $92.4 million, a decline of $12.5 million from $104.9 million at June 30, 2012.  Net interest expense of $1.8 million was higher relative to the third quarter of 2011 due to both a higher level of total average debt outstanding during the period and a higher average interest rate.

Income tax expense in the third quarter of 2012 reflected an effective income tax rate for the full year of 35 percent.  However, actual tax expense was lower due to a $0.7 million tax benefit recorded in the quarter, primarily as a result of finalizing the 2011 tax return.

JBT Corporation
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Capital expenditures for the quarter totaled $6.2 million, and depreciation and amortization totaled $6.1 million.

2012 Guidance

The Company projects a record fourth quarter performance, supported by a strong quarter-end backlog and continued savings from cost reduction actions taken earlier in the year.  However, a modest top-line contraction is expected for the full-year 2012, primarily resulting from lower than previously forecasted sales volume and shifts in delivery schedules to 2013 of certain large orders.  As a result, the Company has updated its guidance range to $1.22 - $1.28 for 2012 diluted earnings per share from continuing operations.

Third Quarter Earnings Conference Call

A conference call is scheduled for 10:00 a.m. EST on Tuesday, November 6, 2012 to discuss the third quarter results.  Participants may access the conference call by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 39787969, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 PM EST on November 6, 2012.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$205.3	$230.3	$624.4	$684.3
Cost of sales	153.3	173.1	468.0	516.1

Gross profit	52.0	57.2	156.4	168.2

Selling, general and administrative expense	37.9	37.8	114.6	113.3
Research and development expense	3.3	4.5	10.5	14.3
Other expense (income), net	0.5	0.6	(0.8)	(0.4)

Operating income	10.3	14.3	32.1	41.0

Net interest expense	(1.8)	(1.5)	(5.2)	(4.9)
Income from continuing operations before income taxes	8.5	12.8	26.9	36.1
Provision for income taxes	2.3	4.7	8.8	12.7
Income from continuing operations	6.2	8.1	18.1	23.4
Loss from discontinued operations, net of taxes	(0.1)	-	(0.4)	(0.1)
Net income	$6.1	$8.1	$17.7	$23.3

Basic earnings per share:
Income from continuing operations	$0.21	$0.28	$0.62	$0.81
Loss from discontinued operations	-	-	(0.01)	-
Net income	$0.21	$0.28	$0.61	$0.81

Diluted earnings per share:
Income from continuing operations	$0.21	$0.28	$0.61	$0.80
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Net income	$0.20	$0.27	$0.60	$0.79

Weighted average shares outstanding
Basic	29.2	28.8	29.1	28.8
Diluted	29.6	29.4	29.5	29.3

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue

JBT FoodTech	$117.1	$129.5	$370.9	$390.7
JBT AeroTech	88.0	98.5	251.5	288.2
Other revenue (1) and intercompany eliminations	0.2	2.3	2.0	5.4
Total revenue	$205.3	$230.3	$624.4	$684.3

Income before income taxes

Segment operating profit
JBT FoodTech	$9.0	$8.2	$29.8	$27.9
JBT AeroTech	8.4	8.7	21.2	24.0
Total segment operating profit	17.4	16.9	51.0	51.9

Corporate items
Corporate expense	(4.0)	(4.4)	(12.3)	(12.2)
Other (expense) income, net (2)	(3.1)	1.8	(6.6)	1.3
Net interest expense	(1.8)	(1.5)	(5.2)	(4.9)
Total corporate items	(8.9)	(4.1)	(24.1)	(15.8)

Income from continuing operations before income taxes	$8.5	$12.8	$26.9	$36.1

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.
(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations. Other expense, net includes a release of $0.3 million of restructuring reserves in nine months ended September 30, 2012 related to JBT AeroTech and $0.1 million and $1.3 million of restructuring costs in the three months and nine months ended September 30, 2011, respectively, related to JBT FoodTech.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Inbound Orders

JBT FoodTech	$135.7	$126.1	$445.5	$414.9
JBT AeroTech	122.8	83.4	292.3	287.8
Other and intercompany eliminations	0.2	2.3	2.0	5.4

Total inbound orders	$258.7	$211.8	$739.8	$708.1

	September 30,
	2012	2011
Order Backlog

JBT FoodTech	$173.1	$127.6
JBT AeroTech	170.8	183.0

Total order backlog	$343.9	$310.6

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2012	2011
	(Unaudited)

Cash and cash equivalents	$84.4	$9.0
Trade receivables, net	148.1	189.4
Inventories	142.8	122.3
Other current assets	47.9	38.4
Total current assets	423.2	359.1

Property, plant and equipment, net	124.3	124.7
Other assets	113.0	108.4
Total assets	$660.5	$592.2

Short term debt and current portion of long-term debt	$101.1	$4.4
Accounts payable, trade and other	78.0	82.5
Advance payments and progress billings	91.3	57.4
Other current liabilities	92.1	95.4
Total current liabilities	362.5	239.7

Long-term debt, less current portion	75.7	135.7
Accrued pension and other postretirement benefits, less current portion	96.1	109.2
Other liabilities	29.7	27.8
Common stock, paid-in capital and retained earnings	171.5	156.5
Accumulated other comprehensive loss	(75.0)	(76.7)
Total stockholders' equity	96.5	79.8
Total liabilities and stockholders' equity	$660.5	$592.2

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30,
	2012	2011

Cash Flows From Operating Activities:
Income from continuing operations	$18.1	$23.4

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	17.9	18.3
Other	8.7	6.1

Changes in operating assets and liabilities:
Trade accounts receivable, net	42.5	31.9
Inventories	(18.9)	(37.0)
Accounts payable, trade and other	(4.5)	0.5
Advance payments and progress billings	33.0	16.4
Other - assets and liabilities	(28.2)	(15.4)

Cash provided by continuing operating activities	68.6	44.2

Cash required by discontinued operating activities	(0.5)	(0.4)

Cash Flows From Investing Activities:
Acquisitions	(5.0)	-
Capital expenditures	(17.3)	(15.2)
Other	0.9	(0.8)

Cash required by investing activities	(21.4)	(16.0)

Cash Flows From Financing Activities:
Net proceeds (payments) on credit facilities	36.6	(10.7)
Dividends paid	(6.4)	(6.4)
Other	(1.6)	(3.1)

Cash provided (required) by financing activities	28.6	(20.2)

Effect of foreign exchange rate changes on cash and cash equivalents	0.1	(1.2)

Increase in cash and cash equivalents	75.4	6.4

Cash and cash equivalents, beginning of period	9.0	13.7

Cash and cash equivalents, end of period	$84.4	$20.1